Exhibit 10.15

[ORACLE LETTERHEAD]

January 19, 2026

Hilary Maxson

Dear Hilary,

On behalf of Oracle, I am pleased to offer you the position of Chief Financial Officer for Oracle America, Inc. reporting to Clay Magouyrk.

Oracle’s transformational growth is accelerating. Your leadership can help amplify our trajectory. Clay and I are excited for you to join us as we are revolutionizing how people manage the world’s most critical data and information to unlock endless possibilities.

Please review your offer details on the following pages. We look forward to you becoming a key member of our leadership team.

Sincerely,

Joyce E. Westerdahl

Executive Vice President, Human Resources

Salary and Incentive Plan

$950,000 annual base salary.

In addition, you will be eligible for a bonus under the FY26 Executive Bonus Plan of $2,500,000 based on 100% target achievement, and subject to an overall bonus cap of $5,000,000. This amount will be prorated for FY26 based on your start date. You will receive a copy of your FY26 Executive Bonus Plan after your start date for your acceptance.

Restricted Stock Grant

After you begin employment with Oracle, a request for approval will be submitted to the Board of Directors of Oracle Corporation to grant you equity with a total value of $26,000,000 to be broken down as follows:

1.
Time-Based Equity: 80% of the grant ($20,800,000) will consist of time-based equity. A request for approval will be submitted to a committee of the Board of Directors of Oracle Corporation to grant you equity of Oracle Corporation pursuant to the Oracle Corporation 2020 Equity Incentive Plan (the “Plan”). Upon acceptance of this offer, you will be given the opportunity to select the type of equity you wish to receive, which shall be calculated according to your selection as follows:
•
100% Stock Options: $20,800,000 USD divided by the closing sale price of one share of Oracle Corporation common stock as reported on the New York Stock Exchange on the grant date, multiplied by 4, and rounded up to the nearest whole share.
•
50% Stock Options & 50% Restricted Stock Units (RSUs): $10,400,000 for Stock Options using the same calculation as above, plus $10,400,000 in RSUs divided by the closing sale price of one share of Oracle Corporation common stock as reported on the New York Stock Exchange on the grant date, rounded up to the nearest whole share.

If approved, your equity award will be issued according to the Plan under a written agreement and will be subject to qualification under all applicable securities regulations. As long as you remain continuously and actively employed by Oracle or its affiliates, you will vest in 40% of the equity on the one year anniversary of the grant date, 30% of the equity on the two year anniversary of the grant date, 20% of the equity on the three year anniversary of the grant date, and 10% of the equity on the four year anniversary of the grant date. Oracle grants equity on the 5th day of the calendar month following the month of the grant approval or the month of your start date, whichever occurs later. You will be notified once your grant is available to view and accept, typically towards the end of the grant month.

2.
Performance Based Stock Options (PSOs). 20% of the equity grant ($5,200,000) will be in the form of PSOs. If approved, your equity grant will be issued according to the Plan under a written agreement and will be subject to qualification under all applicable securities regulations. As long as you remain continuously and actively employed by Oracle or its affiliates, the PSOs will vest over a three-year performance period ending May 31, 2028, subject to the achievement of certain revenue metrics, in each case pursuant to the terms of the Plan. The number of options will be calculated by dividing $5,200,000 USD by the closing sale price of one share of Oracle Corporation common stock as reported on the New York Stock Exchange on the grant date, multiplied by 4, and rounded up to the nearest whole share.

Please note that there is no guarantee that the value of the shares you receive if and when the equity vests will be equal to $26,000,000 USD, as the future value of Oracle’s common stock is unknown, indeterminable, and may fluctuate between the date of this letter and the grant date, and between the grant date and the applicable vesting dates.

By accepting this offer, you agree to abide by the terms of the written equity agreement and comply with Oracle Corporation's Insider Trading Policy. We recommend that you consult your personal tax advisor at your own expense regarding the tax implications of your participation in the Plan or if you have tax questions regarding your grant.

Your participation in the Plan is entirely voluntary and the benefits that are afforded under the Plan do not form an employment contract with Oracle Corporation or its affiliates. The equity acquired under the Plan are not part of your salary or other remuneration for any purposes, including, in the event your employment is terminated (for any reason whatsoever), for purposes of computing payment during any notice period, payment in lieu of notice, severance pay, other termination compensation or any similar payments. Subject to approval of the annual equity grant program by the Board of Directors of Oracle Corporation, based on current eligibility requirements of the program, you will be eligible to be recommended for a discretionary equity grant under the Plan beginning in Oracle’s next fiscal year following your start date. Oracle reserves the right to change the program eligibility requirements at any time, with or without notice.

If your selection preference for time-based equity includes Restricted Stock Units, you are also eligible to participate in Oracle’s RSU Deferral Program. Please review the enclosures for more information about this RSU Deferral Program and why it may be beneficial to you. After you have reviewed this information, please indicate whether you want to participate in the RSU Deferral Program and make any necessary elections by completing the ORACLE OFFER LETTER RSU DEFERRAL APPENDIX to this employment letter.

Relocation

Oracle has agreed to pay up to $250,000 of your relocation costs to XXX for up to 12 months from your start date. Please note that this assistance may not cover all relocation expenses, unused funds cannot be converted to cash or alternative compensation, and all reimbursements are subject to management approval.

Terms and Conditions

This offer of employment is contingent upon your satisfactory completion of Oracle's pre-employment background screening process, which will include education and employment verification as well as a criminal records search. If you are being hired into a role which requires government security clearance, accesses or credentials, this offer and your employment is also contingent upon you securing and maintaining the necessary government security clearance, accesses or credentials.

Offer Acceptance

To accept your offer, please electronically sign and submit the Employment Agreement and Mutual Agreement to Arbitrate, Proprietary Information Agreement, and any additional new hire documents via DocuSign. If you have questions about the offer conditions, please contact Joyce Westerdahl at XXX-XXX-XXXX. This offer remains open until January 26, 2026.

Enclosure: New Employee Packet
AGREED AND ACKNOWLEDGED:

/s/ Hilary Maxson	/s/ Joyce E. Westerdahl
Hilary Maxson	Joyce E. Westerdahl
Executive Vice President, Human Resources
Date: January 25, 2026

Employment Agreement and Mutual

Agreement to Arbitrate

Please read this document carefully before you agree to the terms of the two agreements below by signing or electronically accepting them where indicated. The Employment Agreement sets forth certain important benefits, terms and conditions related to your employment with Oracle or an Oracle affiliate, subsidiary, or related entity, including but not limited to Oracle America, Inc. ("Oracle"). The Mutual Agreement to Arbitrate sets forth the mutual agreement between you and Oracle to arbitrate certain disputes or claims arising out of or related to your Oracle employment and to waive rights to a trial or hearing before a court or jury. You may wish to consult an attorney prior to accepting the Agreements below.

Employment Agreement

Proprietary Information

Oracle's proprietary rights and confidential information are among the company's most important assets. In addition to accepting this Agreement as a condition of employment, you also must accept the Proprietary Information Agreement included in the New Hire Offer Packet.

Oracle Policies

Your adherence to the Oracle Code of Ethics and Business Conduct is vital to Oracle and to your success at Oracle. When you accept this Agreement, you are agreeing to thoroughly familiarize yourself with the Oracle Code of Ethics and Business Conduct and you are agreeing to abide by it. You also agree to take Oracle's Ethics and Business Conduct course, available on-line through Oracle's intranet. In addition, when you accept this Agreement, you are acknowledging that you have read the letter addressing Health and Safety at Oracle included in the Benefits and Policies Packet. Oracle maintains a Global Conflict of Interest Policy. You should review the policy and disclose any potential conflicts to Oracle for review prior to the start of your employment. Oracle also maintains an Internal Privacy Policy, which describes Oracle's privacy practices for employment-related information, including personal information that may be collected, how and where personal information is processed, to whom personal information may be provided, and how you may access and rectify personal information about you. You agree to abide by the terms of Oracle's Internal Privacy Policy in effect during your employment; a current copy of such policy is also included in the Benefits and Policies Packet.

Policies applicable to employees are available in the Oracle Employee Handbook. You agree, after beginning employment, to access the Employee Handbook and thoroughly familiarize yourself with Oracle policies and to abide by them. Additionally, from time to time, Oracle will communicate important information about its policies by way of electronic mail notification and/or the Oracle intranet. By accepting this agreement, you agree to thoroughly review these policy communications and to abide by them. Oracle policies applicable to employees are subject to change.

Oracle is a government contractor, and, as such, certain federal, state, and local laws may place prohibitions or other restrictions on the ability of former government workers, and/or relatives of current or former government workers, to be employed by or to perform certain work on behalf of Oracle. By signing or electronically accepting below, you are affirming that you have disclosed all such relationships to Oracle and that your employment with Oracle, and any work you perform while employed by Oracle, will not conflict with any such prohibitions or restrictions.

Employment Eligibility

To comply with the Immigration Reform and Control Act of 1986, the federal government requires the company to examine documents which prove your legal right to work in the United States. Please see the Verification of Eligibility for Employment information which is a part of the Oracle Offer Packet.

Benefits

Oracle offers its employees a comprehensive benefits package, including medical, dental, vision, life, disability, 401(k) plan, employee stock purchase plan, dependent care and health care flexible spending accounts, and an educational reimbursement program. Benefits plans and programs are subject to change by Oracle or benefits providers. Employee contributions for Oracle's benefit plans may be required. The details of these plans are included in the Benefits Packet mailed to your home address following your start date and/or are available on the Oracle intranet. You understand that you must make your benefits elections by the deadline stated in this communication.

By accepting this Agreement, you authorize Oracle to deduct from your compensation any and all contributions associated with your health and welfare benefit elections, the 401(k) plan, the employee stock purchase plan, or any other benefit offered by Oracle in which you participate and for which an employee contribution is required.

Your starting compensation, position and other terms and conditions related to your employment are outlined in the offer letter you received. By accepting this Agreement, you also agree to the terms and conditions outlined in the offer letter, which are incorporated herein. Oral or written representations contradicting or supplementing the terms of the offer letter, or this Agreement are invalid.

At-Will Employment

Employment at Oracle is at-will for all employees other than those based in Montana who have worked for Oracle for more than six months. The company makes no express or implied commitment that your employment will have a minimum or fixed term, that Oracle may take adverse employment action only for cause or that your employment is terminable only for cause. Either you or Oracle may terminate the employment relationship at any time for any reason. Additionally, Oracle may take any other employment action at any time for any reason. No one at Oracle may make, unless specifically authorized in writing by Oracle's Executive Vice President of Human Resources (or global head of Human Resources if there is no Executive Vice President of Human Resources), any promise, express or implied, that employment is for any fixed term or that cause is required for the termination of or change in the employment relationship.

Equal Employment Opportunity and Escalation Process

Oracle believes that all employees should be treated fairly and equitably in conformance with its Equal Employment Opportunity policy. We make employment decisions without regard to sex, gender, race, color, religious creed, age, mental or physical disability, medical condition, genetic information, national origin, ancestry, marital status, military and protected veteran status, sexual orientation, gender identity, gender expression, or any other characteristic protected under federal or state law or local ordinance.

Our commitment to this policy applies to every phase of the employment relationship, and we make every effort to comply with this policy. If you feel you have not been treated fairly in some way, we encourage you to contact your HR manager or use the Oracle Integrity Helpline to report your concern. The company takes such matters very seriously and reporting your claims internally allows us to work with you to investigate and try to resolve your issues.

Mutual Agreement to Arbitrate

You and Oracle understand and agree that, except as set forth below, and to the maximum extent permitted by law, any dispute or claim between you and Oracle (as Oracle is defined below) asserted or arising after you accept this Mutual Agreement to Arbitrate, which dispute or claim arises out of or is related to your employment or the termination of that employment, including but not limited to claims of discrimination, harassment, retaliation, and unpaid wages, will be resolved by final and binding arbitration. No other forum for dispute resolution will be available to either party, except as to those claims identified below. The decision of the arbitrator shall be final and binding on both you and Oracle and it shall be enforceable by any court having proper jurisdiction. This Mutual Agreement to Arbitrate shall be binding on any successor in interest or affiliate of Oracle or you. As used in this Mutual Agreement to Arbitrate, you and Oracle agree that the term "Oracle" shall include Oracle America, Inc., Oracle Corporation, entities acquired by Oracle America, Inc. or Oracle Corporation including any previous employer that is acquired, affiliates, subsidiaries, successors, assigns, officers, directors, employees, and agents of the foregoing, and anyone acting on behalf of any of the foregoing.

Arbitration proceedings under this Mutual Agreement to Arbitrate shall be conducted pursuant to the Federal Arbitration Act, and in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association ("AAA") (which can be found on AAA's website – http://www.adr.org) or the Employment Arbitration Rules and Procedures adopted by Judicial Arbitration & Mediation Services ("JAMS") (which can be found on JAMS's website -- http://www.jamsadr.com). In the event of any conflict or inconsistency between this Mutual Agreement to Arbitrate and the Employment Arbitration Rules and Mediation Procedures of the AAA or Employment Arbitration Rules and Procedures adopted by JAMS, the terms of this Mutual Agreement to Arbitrate shall govern. Except as set forth below, the arbitrator will have all the powers a judge would have in dealing with any question or dispute that may arise before, during and after the arbitration. Unless you and Oracle otherwise agree in writing, Arbitration proceedings will be conducted in the state where you principally physically worked when the claim arose. The substantive law of that state shall be applied to the issues raised in the dispute.

Claims Not Covered

The following claims are not subject to arbitration under this Mutual Agreement to Arbitrate:

1.
Claims under Title VII of the Civil Rights Act of 1964 or any tort related to or arising out of sexual assault or harassment, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention;
2.
Claims for benefits under the workers' compensation, unemployment insurance and state disability insurance laws, and government administrative agency claims that are not legally subject to an agreement to arbitrate between an employer and employee (proceedings involving the dispute or claims between you and Oracle following a government administrative agency process involving the dispute or claim are subject to arbitration under this agreement); and
3.
Claims by you or by Oracle for temporary restraining orders or preliminary injunctions ("temporary equitable relief") in cases in which such temporary equitable relief would be otherwise authorized by law. In such cases where temporary equitable relief is sought, the adjudication of the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as would a court with jurisdiction.

Class Action Waiver

To the full extent permitted by law, any claim by you or Oracle which is subject to arbitration under the terms of this Mutual Agreement to Arbitrate must be brought in the party's individual capacity and not as a plaintiff, or class member or aggrieved employee in any purported class, collective, representative, multiple plaintiffs, or similar non-individual proceeding (collectively "Class Action"). You and Oracle expressly waive, to the full extent permitted by law, any and all rights to bring, participate in or maintain in any forum any Class Action regarding or raising claims which are subject to arbitration under the terms of this Mutual Agreement to Arbitrate. The arbitrator shall not have authority to combine or aggregate similar claims, or conduct any Class Action or make an award to any person or entity not a party to the arbitration. This paragraph is referred to as the "Class Action Waiver."

Any claim that all or part of the Class Action Waiver is invalid, unenforceable, contrary to public policy or any law, or inapplicable to a claim brought in other than your or the relevant Oracle entity's individual capacity, may be determined only by a court of competent jurisdiction and not by an arbitrator.

Costs

Unless not required by law or applicable arbitration rules, Oracle will bear the costs of the arbitrator's fee and all other costs related to arbitration, to the full extent such costs are not expenses that you would be required to bear if you were bringing an action in a court of law. If Oracle is not required by law to pay the arbitrator's fee or other costs related to the arbitration, they will be split equally between you and Oracle. You shall be responsible for paying as applicable to the Arbitrator or JAMS or AAA the equivalent of any court or filing fee(s) you would be required to pay to a court if you were bringing an action in court.

You and Oracle shall each bear their own attorneys' fees and costs incurred in connection with an arbitration, and the arbitrator will not have authority to award attorneys' fees and/or costs unless a statute at issue in the dispute, or other applicable law, authorizes the award of attorneys' fees and/or costs to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees and/or costs as permitted by the applicable statute or law.

Consideration

You understand and acknowledge that you are offered employment in consideration of this Mutual Agreement to Arbitrate. In addition, the mutual promises by Oracle and by you to resolve claims by arbitration in accordance with the provisions of this Mutual Agreement to Arbitrate, rather than through the courts, provide consideration for the mutual promises herein.

Knowing and Voluntary Agreement; Complete Agreement

You understand and agree that you have been advised to consult with an attorney of your own choosing regarding this Mutual Agreement to Arbitrate, and you have had an opportunity to do so.

YOU FURTHER UNDERSTAND AND AGREE THAT YOU HAVE READ THIS MUTUAL AGREEMENT TO ARBITRATE CAREFULLY. BY ACCEPTING IT, AS SET FORTH HEREIN, YOU ARE 1) EXPRESSLY WAIVING ANY AND ALL RIGHTS WHICH YOU MAY NOW OR IN THE FUTURE HAVE TO A TRIAL OR HEARING BEFORE A COURT OR JURY ON ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT, 2) AGREEING TO ARBITRATE PURSUANT TO THE TERMS OF THIS MUTUAL AGREEMENT TO ARBITRATE, AND 3) AGREEING TO THE TERMS OF THE CLASS ACTION WAIVER ABOVE.

This Mutual Agreement to Arbitrate contains the complete agreement between Oracle and you regarding the subject of arbitration, and supersedes and replaces any and all prior written, oral or other types of representations and agreements between Oracle and you regarding the subjects of arbitration and dispute resolution. This Mutual Agreement to Arbitrate constitutes a new agreement between Oracle and you on the subject of arbitration.

Severability

If any portion of this Mutual Agreement to Arbitrate is for any reason, held invalid or unenforceable, or contrary to public policy or any law, the remainder of the Mutual Agreement to Arbitrate shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Mutual Agreement to Arbitrate.

Modification

This Mutual Agreement to Arbitrate may be modified or replaced by a new or different Agreement or different terms only if in a writing, expressly stating that it is a modification or new agreement that replaces or supersedes this Mutual Agreement to Arbitrate. Such modification or replacement document must be signed or electronically accepted by 1) you and 2) Oracle's Executive Vice President of Human Resources (or global head of Human Resources if there is no Executive Vice President of Human Resources), or by a person to whom authority to modify or replace this Agreement or part hereof has been delegated in writing by such EVP or global head of Human Resources.

Acceptance

By e-signing this document, you are acknowledging that you have read and that you understand every provision of the Employment Agreement and the Mutual Agreement to Arbitrate, and that, in consideration for your employment at Oracle, and the terms of this Agreement, including but not limited to the Mutual Agreement to Arbitrate, you agree to abide by the terms of each.

FOR ORACLE AMERICA, INC.:

/s/ Joyce Westerdahl
Joyce Westerdahl
Executive Vice President, Human Resources

/s/ Hilary Maxson

Date: January 25, 2026

Proprietary Information Agreement

Oracle Corporation, its subsidiaries including but not limited to Oracle America, Inc., and its affiliates (collectively "Oracle") develop, manufacture, market, license and distribute computer software and hardware products, services, and other technology, and provide technical support, consultation, educational and other services relating to Oracle's products. Oracle develops and uses confidential, proprietary, and trade secret information in its business. This information may relate among other things to technical matters, such as the development of a new product or service, or to non-technical matters, such as marketing or financial information. As a result of your employment with an Oracle entity (your "Employer"), you may develop, receive, or otherwise have access to confidential, proprietary or trade secret information which is of value to Oracle. This Agreement sets forth your responsibilities and obligations concerning Confidential, Proprietary and Trade Secret Information (as defined below).

As a condition of my employment with my Employer, and in consideration therefore, I agree to the following:

1.
My employment creates a relationship of confidence and trust with respect to certain Oracle information of a confidential, proprietary or trade secret nature. "Proprietary information" is information that Oracle owns by virtue of its creation or acquisition by Oracle. "Confidential information" is information over which Oracle maintains confidentiality including information created by Oracle and/or that Oracle has an obligation to treat as confidential. A Trade Secret is information that Oracle treats as confidential that derives actual or potential economic value to Oracle by virtue of not being generally known and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use. For the purposes of this Agreement, all such Confidential, Proprietary or Trade Secret Information will be referred to as "Proprietary Information." Proprietary Information includes by way of illustration and without limitation:
a)
all software, hardware, services and other technology developed or licensed by or for Oracle or licensed to Oracle by a third party, and any documentation, research, development, technical or engineering information, know-how, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, passwords and other computer information, plans, projects, manuals, formulas, algorithms, subroutines, and product specifications relating to such software, hardware or other technology; the term "software" as used in this paragraph refers to software in various stages of development or any product thereof and includes without limitation the literal elements of a program (source code, object code or otherwise), its audiovisual components (menus, screens, structure and organization), any human or machine readable form of the program, and any writing or medium in which the program or the information therein is stored, written or described, including without limitation diagrams, flow charts, designs, drawings, templates, specifications, models, data, bug reports and customer information;
b)
Oracle's marketing and sales plans or forecasts; pricing or other sales- related information; product development plans; acquisition plans; competitive analyses; benchmark test results; supplier and purchasing information; budgets and nonpublic financial information; licenses; organizational charts; contracts and all related documents; nonpublic internal operations and process information and data; nonpublic customer, partner and vendor information, including without limitation customer analyses and lists; and nonpublic, private, confidential or proprietary information regarding other Oracle employees, including without limitation regarding employees' skills, technical knowledge and compensation;
c)
all information which Oracle has a legal obligation to treat as confidential or which Oracle treats as proprietary or designates as confidential or for internal use only, whether or not owned or developed by Oracle (for example, information Oracle receives from a third party customer, partner or potential acquisition target).

Proprietary Information shall not include information known publicly or generally employed in the trade, nor shall it include generic knowledge that I would have learned in the course of similar employment elsewhere. This Agreement does not prohibit me from disclosing my compensation or my working conditions that do not implicate trade secrets or confidential or proprietary information.

At all times, both during and after my employment with my Employer, I will hold Proprietary Information in confidence. I will not by any means transfer, publish, disclose or report Proprietary Information directly or indirectly, except such disclosure to other Oracle employees or authorized third parties as may be necessary in the ordinary course of performing my duties for my Employer or otherwise as directed by Oracle. I will not use Proprietary Information except in the course of performing my duties for my Employer. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request a written opinion from Oracle's legal department as to their status.

2.
18 U.S.C. § 1833(b) states:

"An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that— (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B)

is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.... An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order."

Accordingly, I understand that I have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. I further understand that I have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

3.
I hereby represent that my performance as an employee of my Employer will not breach any agreement or obligation to keep in confidence the proprietary, confidential or trade secret information of a former employer or other entity or person and that I have disclosed to Oracle any such agreements, obligations and/or other restrictive covenants to which I am currently bound. I further represent that my performance as an employee of my Employer I will not breach in any other manner any such agreements, obligations or covenants, to the extent enforceable under applicable law. I will not bring any proprietary information of a former employer or other entity or person to Oracle, and have not retained any property or other confidential or proprietary materials belonging to any prior employers (or other third parties I have performed services for), in accordance with the terms of any applicable agreement. I represent that, in order to ensure compliance with the foregoing, I have undertaken a diligent search (including searches of my computers, cell phones, electronic devices, and documents). I will not use in the performance of my work for my Employer any proprietary, confidential or trade secret information of a former employer or other entity or person without written authorization from my former employer, the other entity or person. I will immediately inform my HR Manager in the event I believe that my work would make it difficult for me not to disclose to Oracle any such information or materials.
4.
I will promptly disclose to Oracle or its designee, will hold in trust for the sole right and benefit of Oracle or its designee, and will and hereby do assign to Oracle or its designee all my right, title and interest in and to any and all ideas, discoveries, inventions or "know how," whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of my employment, including without limitation, all processes, devices, apparatuses, computer programs, programming documentation, and other works of authorship, including any modification, improvement or use thereof (collectively referred to as "Developments"), relating to any current or reasonably anticipated business of Oracle, conceived or reduced to practice by me alone or with others during the term of my employment, whether or not conceived during regular business hours. I further acknowledge and agree that all Developments shall be the sole and exclusive property of Oracle or its designee and are considered "works made for hire" for the purposes of Oracle's rights under copyright laws. To the extent that any Development may not be considered a "work made for hire", I hereby assign to Oracle or its designee such Developments and all rights therein, except those Developments, if any, the assignment of which is prohibited by law. I agree to disclose all Developments promptly after development of the same, and at any time upon request. I further agree to execute any documents and to do all things necessary, without additional compensation (but at no cost to me) whether during my employment or after: (a) to assign all right, title and interest in any Development to Oracle or its designee and (b) to assist Oracle or its designee in registering, prosecuting, perfecting, protecting, maintaining and enforcing any and all patent, copyright, trade secret or other right or interest in any Development for any and all countries. This provision does not apply to Developments, which qualify fully under the provisions of section 2870 of the California Labor Code where applicable, or any applicable statute or common law doctrine of like effect in any other jurisdiction. Section 2870 states:
a)
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
i.
Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or
ii.
Result from any work performed by the employee for the employer.
b)
To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

I understand that nothing in this Agreement is intended to expand the scope of protection if any provided to me by Sections 2870 through 2872 of the California Labor Code, or of any other applicable statute or common law doctrine of like effect in any other jurisdiction.

5.
If any Development assigned hereunder is based upon, or is incorporated into or is an improvement or derivative of, or cannot reasonably be made, used, reproduced and/or distributed without using or violating technology or rights owned or licensed by me and not assigned hereunder, I will and hereby do grant Oracle or its designee a perpetual, worldwide, royalty-free, non-exclusive and sub-licensable right and license to exploit and exercise all such technology and rights in support of its exercise or exploitation of any such assigned Development(s) (including any modifications, improvements and derivatives thereof).
6.
I will not during my employment with my Employer engage in any other employment, occupation, consulting or other activity related to the business in which Oracle is now involved or becomes involved during the term of my employment, nor will I engage in any other employment or occupation that interferes with me performing my job duties and responsibilities in a timely and satisfactory manner, including but not limited to by engaging in employment with or providing service to another entity while employed by my Employer.
7.
I will not, during my employment with my Employer and for a period of twelve months after the termination of my employment, directly or indirectly, whether through a third party or otherwise, recruit, solicit, induce, invite, or otherwise encourage any Oracle employee to terminate or alter such person's employment relationship with Oracle or to accept an employment, independent contractor or other business relationship with an employer or entity or person other than Oracle. The foregoing contractual prohibition will not apply to me if I reside or work in California or any other jurisdiction that prohibits such a term; however I understand that this exclusion from the scope of the contractual obligation in this paragraph does not authorize conduct that is a misappropriation of Proprietary Information, unfair competition or other wrongful act.
8.
I agree that I will not, for a period of twelve months after the termination of my employment with my Employer, for my own account or for the account of any other person or entity, solicit, call on or provide services similar to those which I provided to customers or clients of Oracle during my employment, for any of Oracle's customers or clients or prospective customers or clients if I solicited, called on or performed services for that Oracle customer or client or prospective customer or client during the twelve months preceding my termination. The foregoing contractual prohibition will not apply to me if I reside or work in California or any other jurisdiction that prohibits such a term; however I understand that this exclusion from the scope of the contractual obligation in this paragraph does not authorize conduct that is a misappropriation of Proprietary Information, unfair competition or other wrongful act.
9.
I acknowledge and agree that my obligations under this Agreement shall survive the termination of my employment regardless of the manner of or reasons for such termination. I will upon termination of my employment reaffirm my recognition of the importance of maintaining the confidentiality of Oracle's Proprietary Information and reaffirm all of the obligations set forth in this Agreement. I acknowledge and agree that, upon the conclusion of my employment, Oracle has the right to notify any new employer about my obligations under this Agreement.
10.
I agree that, upon termination of my employment with my Employer, I will immediately deliver to Oracle or its designee, and will not keep in my possession, recreate or deliver to anyone else, all materials (in any tangible or electronic form) and property belonging to Oracle including without limitation documents, software, storage devices (including without limitation external hard drives, discs, flash drives, and tapes), records, data (including without limitation customer, supplier and vendor data that I created, modified or otherwise accessed during my term of employment), notes and correspondence and copies or reproductions thereof whether or not developed by me during the course of my employment with my Employer, hardware (including without limitation laptops and other computers), Oracle Social Media Accounts (as defined in Oracle's Social Media Participation policy), terminals, telephones, badges, business cards, manuals, or any documentation or information I have printed or obtained, via screenshot, hardcopy or otherwise, from any internal Oracle portal, including but not limited to MyOracle.com, and; immediately cease using and/or accessing any and all Oracle accounts, including without limitation email, voicemail, video and/or audio conference accounts, Social Media, and other computer and network systems or accounts. I understand and agree that I am prohibited from retaining possession or control of any form of media containing Proprietary Information following the end of my employment with my Employer, except for Proprietary Information pertaining to my compensation, agreements between my Employer and me, and other personnel documents of mine.

11.
I understand and acknowledge that, unless I am a Montana-based employee who has worked for Oracle for more than six months, my employment relationship with my Employer may be altered or terminated "at will" and that nothing in this Agreement alters my "at will" status.
12.
I understand that nothing in this Agreement shall be construed as a waiver of my ability to testify in an administrative, legislative, or judicial proceeding when I have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or a written request from an administrative agency or the legislature, and/or as a waiver of my ability to assist or participate in any government agency's investigation, hearing, or proceeding.
13.
I acknowledge that Oracle hereby advises me to consult legal counsel, and I warrant that I have had the opportunity to be represented by legal counsel regarding this Agreement. I understand that I may review and consider this Agreement for fourteen calendar days. Should I return the executed Agreement in less than fourteen days, I agree that I do so knowingly and voluntarily.
14.
I understand and acknowledge that this agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of Oracle, its successors, and assigns. Oracle may assign or transfer its rights or delegate their obligations created through this agreement at its sole discretion.
15.
I recognize that nothing in this Agreement is intended to limit any remedy available to Oracle under prevailing law governing the protection of trade secrets or intellectual property rights. In addition, I acknowledge that any breach by me of this Agreement will cause immediate and irreparable injury to Oracle not compensable by monetary damages and that Oracle will be entitled to obtain injunctive or other equitable relief to remedy any such breach, without the necessity of posting bond or other security or proving it has sustained any actual damage. This remedy will be in addition to any other remedies available to Oracle at law or in equity.
16.
I understand and acknowledge that no failure by Oracle to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement, and no delay or omission by Oracle in exercising any right under this Agreement will operate as a waiver of such terms, covenants, conditions or rights. I agree that this Agreement may be amended and modified only by written agreement between myself and Oracle's General Counsel.
17.
I agree that in the event that any of the provisions of this Agreement are determined by a court, arbitrator or other adjudicating person or entity with competent jurisdiction to be contrary to any applicable law, rule or policy or for any reason unenforceable as written, then such court, arbitrator or other adjudicating person or entity may modify any of such provisions so as to permit enforcement thereof to the maximum extent permissible as modified. Further, I agree that if any provision of this agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions shall not be affected.
18.
I will not enter into any agreement, written or oral, that conflicts with the provisions of this Agreement.

By e-signing this document, you are acknowledging that you have read and that you understand the terms of this Agreement. I agree to be bound by all the terms, conditions and obligations set forth above.

FOR ORACLE AMERICA, INC.:

/s/ Joyce Westerdahl
Joyce Westerdahl
Executive Vice President, Human Resources

/s/ Hilary Maxson

Date: January 25, 2026